Exhibit 4.6

                         PROMISSORY NOTE

                         WLR FOODS, INC.

$25,000,000 Maximum                               July 20, 1994

     WLR Foods, Inc. (the "Borrower"), for value received, hereby promises to pay to First Union National Bank of Virginia, Corestates Bank, N.A., also doing business as Philadelphia National Bank, and Crestar Bank (collectively, the "Banks"), or assigns, in lawful money of the United States of America, a principal amount equal to the aggregate amount of Advances, as defined in and made under the Agreement (as hereinafter defined), but not to exceed $25,000,000.00, together with interest hereon from the date hereof until payment and, to the extent permitted by law, interest on any overdue installments of such interest, at a per annum rate of interest equal to LIBOR (as hereinafter defined), plus 1.0%. Interest hereon shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

     Interest on the unpaid principal hereof shall be payable on the first day of each month, beginning on the first day of the month following the month in which occurs the date of this Note. Principal of this Note shall be payable in installments of $308,641.00 the first day of each month, beginning on November 1, 1994. If not sooner paid, the entire remaining principal balance hereof shall be due and payable on July 1, 2001, together with all interest then accrued.

     If any principal payment hereon provided for above shall exceed the outstanding principal balance hereof at the date such payment is scheduled to be made, the amount of such payment shall be reduced to the amount of such outstanding principal balance. The amount by which such payment is reduced pursuant to the preceding sentence shall be added to the amount of the next principal payment due hereon, but such next principal payment (as so increased) shall be subject to the provisions of the preceding sentence. In no event shall the aggregate principal payments required to be made hereon exceed the aggregate amount of Advances.

     As used in this Note, "LIBOR", as in effect on any day, shall mean the London Interbank Offered Rates for one-month deposits as shown in The Wall Street Journal on such day or, if not so shown on such day, as most recently shown in The Wall Street Journal. If the London Interbank Offered Rates should cease to be shown in The Wall Street Journal, LIBOR shall thereafter be determined on the basis of the London Interbank Offered Rates as shown in such comparable source as the Agent (as defined in the Agreement) may select. For purposes of calculating interest on this Note, LIBOR as in effect on the first day of a month shall be deemed to be in effect for the entirety of such month.

     All payments of principal of and interest on this Note shall be made to the Agent, for the benefit of the Banks, in immediately available funds, at the principal office of the Agent in Harrisonburg, Virginia, or at such other place as the Agent may in writing designate.

     This Note is subject to prepayment on the first day of any month, in whole or in part, upon 30 days' prior written notice, by payment of the outstanding principal amount hereof to be prepaid.

     This Note is issued pursuant to a Loan Agreement dated as of June 1, 1994 among the Banks, the Borrower, Wampler-Longacre, Inc. and Cassco Ice & Cold Storage, Inc. (the "Agreement") to evidence the Borrower's obligation to repay the Loan (as defined in the Agreement) and is entitled to the benefits and subject to the conditions thereof, including the provisions of Section 5.3 thereof that the Borrower's obligations thereunder and hereunder shall be unconditional. All of the terms, conditions and provisions of the Agreement are, by this reference thereto, incorporated herein as a part of this Note.

     In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and interest on this Note may be declared immediately due and payable as provided in the Agreement.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its name as of the date first above written.

                              WLR FOODS, INC.



By_______________________________________
          Treasurer


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